UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 29, 2016
Date of Report
(Date of earliest event reported)
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CORE-MARK HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)
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Delaware	000-51515	20-1489747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

395 Oyster Point Boulevard, Suite 415, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)
(650) 589-9445
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 29, 2016, the Board of Directors (the “Board”) of Core-Mark Holding Company, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, appointed Ms. Laura Flanagan, 48, to the Board as an independent director. From 2011 until 2014, Ms. Flanagan served as the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska, and served as President of its Convenient Meals Division from 2008 to 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2008. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005.

The size of Core-Mark's Board was increased from eight to nine members in connection with this new appointment.

Ms. Flanagan will receive the Company's standard non-employee director compensation package, which includes an annual retainer of $60,000 (pro rated for 2016) and a fee of $1,500 per Board or Committee meeting attended. As part of the standard package, Ms. Flanagan also received a grant of 1,330 restricted stock units under the Company's 2010 Long-Term Incentive Plan (having a value on the date of grant of approximately $60,000). The RSU award fully vests on January 1, 2017.

A copy of the press release announcing the appointment of Ms. Flanagan is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following is filed as an exhibit to this report:

Number	Description
99.1	Press Release of Core-Mark Holding Company, Inc., dated June 30, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE-MARK HOLDING COMPANY, INC.

Date: June 30, 2016	By:	/s/ Thomas B. Perkins
	Name:	Thomas B. Perkins
	Title:	President and Chief Executive Officer

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